Exhibit 99.1

ENTERPRISE PRICES $2.25 BILLION

OF SENIOR UNSECURED NOTES

Houston, Texas (Monday, March 11, 2013) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $2.25 billion of senior unsecured notes comprised of $1.25 billion due on March 15, 2023 (“Senior Notes HH”) and $1 billion due on March 15, 2044 (“Senior Notes II”). Net proceeds from the offering are expected to be used to repay debt, including the refinancing of $550 million principal amount of senior notes that matured in February 2013 and $650 million principal amount of senior notes scheduled to mature in April 2013, and for general company purposes.

The Senior Notes HH will be issued at 99.908 percent of their principal amount and will have a fixed-rate interest coupon of 3.35 percent, and the Senior Notes II will be issued at 99.619 percent of their principal amount and will have a fixed-rate interest coupon of 4.85 percent. The expected settlement date for the offering is March 18, 2013. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis.

J.P. Morgan Securities LLC, DNB Markets, Inc., Morgan Stanley & Co. LLC, RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at (212) 834-4533, Morgan Stanley & Co. LLC at (866) 718-1649, RBS Securities Inc. at (866) 884-2071 or Wells Fargo Securities, LLC at (800) 326-5897.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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